Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2019 Results

First Quarter Key Metrics From Continuing Operations

•	Total revenue increased 2% to $3.1 billion, with organic revenue growth of 6%

•	Operating margin increased 180 basis points to 27.7%, and operating margin, adjusted for certain items, increased 190 basis points to 33.7%

•	EPS increased 15% to $2.70, and EPS, adjusted for certain items, increased 11% to $3.31

•	For the first three months of 2019, cash flow from operations decreased 47% to $74 million, and free cash flow decreased 82% to $17 million

First Quarter Highlights

•	Repurchased 0.6 million Class A Ordinary Shares for approximately $100 million

•	Subsequent to the close of the quarter, announced a 10% increase to the quarterly cash dividend

•
Aon’s New Ventures Group announced the formal sponsorship of the firm’s Intellectual Property Solutions to accelerate industry-leading innovation and scale our internal capabilities with greater speed to market

LONDON - April 26, 2019 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2019.

Net income from continuing operations attributable to Aon shareholders was $659 million, or $2.70 per share, compared to $588 million, or $2.35 per share, in the prior year period. Net income per share from continuing operations attributable to Aon shareholders, adjusted for certain items, increased 11% to $3.31, including an unfavorable impact of $0.13 per share if the company were to translate prior year period results at current period foreign exchange rates (“foreign currency translation”), compared to $2.97 in the prior year period. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

“Our results reflect increasing strength from our Aon United initiatives, as highlighted by strong organic revenue growth of 6%, substantial operating margin improvement of +190 basis points, and double-digit earnings per share growth for the first quarter,” said Greg Case, Chief Executive Officer. “More important, we continue to strengthen our firm through investments in industry-defining content and capability, while increasing our relevance to clients, delivering strong financial results and unlocking significant shareholder value creation through double-digit free cash flow growth over the long-term.”

FIRST QUARTER 2019 FINANCIAL SUMMARY
The first quarter 2019 financial results discussed herein represent performance from continuing operations unless otherwise noted.

Total revenue in the first quarter increased 2% to $3.1 billion compared to the prior year period driven by 6% organic revenue growth, partially offset by a 4% unfavorable impact from foreign currency translation.

Total operating expenses in the first quarter decreased 1% to $2.3 billion compared to the prior year period due primarily to a $93 million favorable impact from foreign currency translation, $45 million of incremental savings related to restructuring and other operational improvement initiatives, and a $21 million decrease in expenses related to divestitures, net of acquisitions, partially offset by a $17 million increase in restructuring charges and an increase in expenses associated with 6% organic revenue growth.

Restructuring expenses were $91 million in the first quarter, primarily driven by other costs associated with restructuring and separation initiatives and workforce reductions. As previously announced, the Company expects to invest $1,125 million in total cash over the three-year period, which will be completed in the fourth quarter of 2019. In addition, the Company expects to incur approximately $100 million of non-cash charges associated with the program. To date, the Company has incurred $1,073 million, or 88%, of the total estimated restructuring charges and $818 million, or 73% of the total estimated cash spend. In addition to the restructuring charges, the Company continues to estimate $200 million of incremental capital expenditures associated with the three-year program, of which $104 million, or 52%, has been incurred to date. An analysis of restructuring and related costs by type is detailed on page 15 of this press release.

Restructuring savings in the first quarter related to restructuring and other operational improvement initiatives are estimated at $108 million, before any potential reinvestment, an increase of $45 million compared to the prior year period. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are expected to deliver run-rate savings of $500 million annually by the end of 2019. To date, the Company has achieved $405 million, or 81%, of the total estimated annualized savings, before any potential reinvestment.

Foreign currency exchange rates in the first quarter had a $34 million, or $0.12 per share, unfavorable impact on U.S. GAAP net income, and a $32 million, or $0.13 per share, unfavorable impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. The Company also incurred $6 million, or $0.02 per share, of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies recorded in other expense. If currency were to remain stable at today’s rates, we would expect an unfavorable impact of approximately $0.04 per share in the second quarter of 2019, an unfavorable impact of approximately $0.01 per share in the third quarter of 2019 and an immaterial impact in the fourth quarter of 2019.

Effective tax rate used in our U.S. GAAP financial statements in the first quarter was 15.7%, compared to 15.9% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the first quarter of 2019 increased modestly to 16.9% compared to 16.5% in the prior year quarter. The adjusted effective tax rate in both periods includes a net favorable impact from certain discrete items. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

Weighted average diluted shares outstanding decreased to 243.7 million in the first quarter compared to 250.2 million in the prior year period. The Company repurchased 0.6 million Class A Ordinary Shares for approximately $100 million in the quarter. As of March 31, 2019, the Company had $3.9 billion of remaining authorization under its share repurchase program.

FIRST QUARTER 2019 CASH FLOW SUMMARY
Cash flow from operations for the first three months of 2019 decreased 47%, or $66 million, to $74 million compared to the prior year period. Strong operational improvement and working capital improvements in payables were more than offset by approximately $85 million of net cash payments related to legacy litigation and $15 million of incremental cash restructuring charges.

Free cash flow, defined as cash flow from operations less capital expenditures, decreased 82%, or $78 million, to $17 million for the first three months of 2019 compared to the prior year period, reflecting a decrease in cash flow from operations and a $12 million increase in capital expenditures, including investments in our operating model.

FIRST QUARTER 2019 REVENUE REVIEW
The first quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 9 of this press release.

	Three Months Ended
(millions)	Mar 31, 2019	Mar 31, 2018	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,118	$1,184	(6)%	(5)%	—%	(7)%	6%
Reinsurance Solutions	788	742	6	(3)	—	—	9
Retirement Solutions	420	424	(1)	(4)	—	1	2
Health Solutions	486	451	8	(5)	—	8	5
Data & Analytic Services	336	294	14	(4)	—	13	5
Elimination	(5)	(5)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,143	$3,090	2%	(4)%	—%	—%	6%

Total revenue increased $53 million, or 2%, to $3,143 million, compared to the prior year period, including organic revenue growth of 6% primarily driven by strong new business generation and retention globally across our core portfolio, as well as strong growth in specific areas of continued investment including transaction liability, cyber solutions, and delegated investment management.

Commercial Risk Solutions organic revenue growth increased 6% compared to the prior year period driven by growth across every major geography, highlighted by double-digit growth in Latin America and strong growth across North America and Asia. Results reflect strong global new business generation and management of the renewal book portfolio. In North America, double-digit new business generation was highlighted by strength in our transaction liability business in the U.S.

Reinsurance Solutions organic revenue growth increased 9% compared to the prior year period driven by strong net new business generation globally in treaty, as well as double-digit growth globally in facultative placements and in capital markets transactions. In addition, market impact was modestly positive on results in the first quarter.

Retirement Solutions organic revenue growth increased 2% compared to the prior year period driven by solid growth in investment consulting and solutions, including double-digit growth in delegated investment management. Results also reflect modest growth in our actuarial retirement businesses globally, and growth across Performance, Rewards, and Assessment.

Health Solutions organic revenue growth increased 5% compared to the prior year period driven by solid growth globally in health and benefits brokerage, highlighted by particular strength internationally, including double-digit growth in China.

Data & Analytic Services organic revenue growth increased 5% compared to the prior year period driven by growth globally across our Affinity business, with particular strength across both business and consumer solutions in the U.S. and EMEA.

 FIRST QUARTER 2019 EXPENSE REVIEW

	Three Months Ended
(millions)	Mar 31, 2019	Mar 31, 2018	$ Change	% Change
Expenses
Compensation and benefits	$1,584	$1,616	$(32)	(2)%
Information technology	117	115	2	2
Premises	87	93	(6)	(6)
Depreciation of fixed assets	40	39	1	3
Amortization and impairment of intangible assets	97	110	(13)	(12)
Other general expenses	346	318	28	9
Total operating expenses	$2,271	$2,291	$(20)	(1)%

Compensation and benefits expense decreased $32 million, or 2%, compared to the prior year period due primarily to a $69 million favorable impact from foreign currency translation and $48 million of incremental savings related to restructuring and other operational improvement initiatives, partially offset by an increase in expense associated with 6% organic revenue growth.

Information technology expense increased $2 million, or 2%, compared to the prior year period due primarily to an increase in investments supporting growth initiatives and an increase in expense associated with 6% organic revenue growth.

Premises expense decreased $6 million, or 6%, compared to the prior year period due primarily to $5 million of incremental savings related to restructuring and other operational improvement initiatives and a $4 million favorable impact from foreign currency translation, partially offset by a $7 million increase in restructuring costs.

Depreciation of fixed assets increased $1 million, or 3%, compared to the prior year period.

Amortization and impairment of intangible assets decreased $13 million, or 12%, compared to the prior year period primarily due to a $6 million decrease related to divestitures, net of acquisitions, and a favorable impact from foreign currency translation.

Other general expenses increased $28 million, or 9%, compared to the prior year period due primarily to a $19 million increase in restructuring costs, a $9 million decrease in savings related to restructuring and other operational improvement initiatives, and an increase in expense associated with 6% organic revenue growth, partially offset by a $14 million favorable impact from foreign currency translation.

FIRST QUARTER 2019 INCOME SUMMARY
The first quarter 2019 financial results discussed herein represent performance from continuing operations unless otherwise noted. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the first quarters of 2019 and 2018, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended
(millions)	Mar 31, 2019	Mar 31, 2018	% Change
Revenue	$3,143	$3,090	2%
Expenses	2,271	2,291	(1)
Operating income	$872	$799	9%
Operating margin	27.7%	25.9%
Operating income - as adjusted	$1,060	$983	8%
Operating margin - as adjusted	33.7%	31.8%

Operating income increased $73 million, or 9%, compared to the prior year period. Adjusting for certain items detailed on page 10 of this press release, operating income increased $77 million, or 8%, and operating margin increased +190 basis points to 33.7%, each compared to the prior year period. Adjusted operating income and margin primarily includes a favorable impact from strong organic revenue growth of 6% and incremental savings from restructuring and other operational improvements of $45 million, or +140 basis points, partially offset by an unfavorable impact from foreign currency translation of $38 million. Operating income growth and operating margin expansion compared to the prior year period also reflects the absorption of near-term reinvestment of restructuring savings in client-facing colleagues and capabilities to support long-term Aon United growth initiatives.

Interest income decreased $2 million to $2 million. Interest expense increased $2 million to $72 million compared to the prior year period reflecting higher outstanding term debt and an increase in commercial paper borrowings. Other pension income decreased $5 million to $4 million. Other expense was a $4 million impact on the quarter as net losses of $6 million due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and $4 million of losses on certain company owned life insurance plans was partially offset by a gain on sale of certain businesses. The prior year period included net losses related to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and losses related to certain long-term investments.

DISCONTINUED OPERATIONS
Net income from discontinued operations was $0 million, or an immaterial impact per share, compared to net income of $6 million, or $0.02 per share, in the prior year period.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, April 26, 2019 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s expected withdrawal from the European Union; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds;; volatility in our tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; risks and uncertainties in connection with the sale of our divested business; and our ability to realize the expected benefits from our restructuring plan.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth, free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this press release are provided in the attached appendices.  Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Investor Relations	Ellen Barry
312-381-3310	Global Head of Communications
investor.relations@aon.com	312-381-2140

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(millions, except per share data)	Mar 31, 2019	Mar 31, 2018	% Change
Revenue
Total revenue	$3,143	$3,090	2%
Expenses
Compensation and benefits	1,584	1,616	(2)%
Information technology	117	115	2%
Premises	87	93	(6)%
Depreciation of fixed assets	40	39	3%
Amortization and impairment of intangible assets	97	110	(12)%
Other general expenses	346	318	9%
Total operating expenses	2,271	2,291	(1)%
Operating income	872	799	9%
Interest income	2	4	(50)%
Interest expense	(72)	(70)	3%
Other income (expense)	—	(15)	(100)%
Income from continuing operations before income taxes	802	718	12%
Income taxes (1)	126	114	11%
Net income from continuing operations	676	604	12%
Net income from discontinued operations	—	6	(100)%
Net income	676	610	11%
Less: Net income attributable to noncontrolling interests	17	16	6%
Net income attributable to Aon shareholders	$659	$594	11%

Basic net income per share attributable to Aon shareholders
Continuing operations	$2.72	$2.37	15%
Discontinued operations	—	0.02	(100)%
Net income	$2.72	$2.39	14%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$2.70	$2.35	15%
Discontinued operations	—	0.02	(100)%
Net income	$2.70	$2.37	14%
Weighted average ordinary shares outstanding - basic	242.2	248.5	(3)%
Weighted average ordinary shares outstanding - diluted	243.7	250.2	(3)%

(1)	The effective tax rate was 15.7% and 15.9% for the three months ended March 31, 2019 and 2018, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2019	Mar 31, 2018	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,118	$1,184	(6)%	(5)%	—%	(7)%	6%
Reinsurance Solutions	788	742	6	(3)	—	—	9
Retirement Solutions	420	424	(1)	(4)	—	1	2
Health Solutions	486	451	8	(5)	—	8	5
Data & Analytic Services	336	294	14	(4)	—	13	5
Elimination	(5)	(5)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,143	$3,090	2%	(4)%	—%	—%	6%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)	Fiduciary Investment Income for the three months ended March 31, 2019 and 2018 was $19 million and $10 million, respectively.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

 Free Cash Flow from Operations (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2019	Mar 31, 2018	% Change
Cash Provided by Operating Activities	$74	$140	(47)%
Capital Expenditures Used for Operations	(57)	(45)	27
Free Cash Flow Provided by Operations (1)	$17	$95	(82)%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended
(millions, except percentages)	Mar 31, 2019	Mar 31, 2018	% Change
Revenue from continuing operations	$3,143	$3,090	2%

Operating income from continuing operations	$872	$799	9%
Amortization and impairment of intangible assets	97	110
Restructuring	91	74
Operating income from continuing operations - as adjusted	$1,060	$983	8%
Operating margin from continuing operations	27.7%	25.9%
Operating margin from continuing operations - as adjusted	33.7%	31.8%

	Three Months Ended
(millions, except percentages)	Mar 31, 2019	Mar 31, 2018	% Change
Operating income from continuing operations - as adjusted	$1,060	$983	8%
Interest income	2	4	(50)%
Interest expense	(72)	(70)	3%
Other income (expense):
Other income (expense) - pensions - as adjusted (2)	4	9	(56)%
Other income (expense) - other	(4)	(17)	(76)%
Total Other income (expense) - as adjusted (2)	—	(8)	(100)%
Income before income taxes from continuing operations - as adjusted	990	909	9%
Income taxes expense (3)	167	150	11%
Net income from continuing operations - as adjusted	823	759	8%
Less: Net income attributable to noncontrolling interests	17	16	6%
Net income attributable to Aon shareholders from continuing operations - as adjusted	806	743	8%
Net income (loss) from discontinued operation - as adjusted (4)	—	(2)	(100)%
Income from discontinued operations, net of tax	$806	$741	9%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$3.31	$2.97	11%
Discontinued operations - as adjusted	—	(0.01)	(100)%
Net income - as adjusted	$3.31	$2.96	12%
Weighted average ordinary shares outstanding - diluted	243.7	250.2	(3)%
Effective Tax Rates
Continuing Operations - U.S. GAAP	15.7%	15.9%
Continuing Operations - Non-GAAP	16.9%	16.5%
Discontinued Operations - U.S. GAAP	—%	17.2%
Discontinued Operations - Non-GAAP (6)	—%	46.5%

(1)	Certain noteworthy items impacting operating income in 2019 and 2018 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)	Adjusted Other income (expense) excludes Pension settlement charges of $7 million for three months ended March 31, 2018.

(3)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, accelerated tradename amortization, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of US Tax Reform.

(4)
Adjusted income from discontinued operations, net of tax, excludes the gain on sale of discontinued operations of $8 million for the three months ended March 31, 2018. The effective tax rate was further adjusted for the applicable tax impact associated with the gain on sale, as applicable.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Pro Forma Periods					Reported Periods
	Three Months Ended (5)				Full Year 2017 (6)	Three Months Ended (6)				Full Year 2018 (7)	Three Months Ended (7)
(millions, except per share data)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017		Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018		Mar 31, 2019
Revenue
Commercial Risk Solutions	$989	$1,041	$915	$1,218	$4,163	$1,184	$1,166	$1,029	$1,273	$4,652	$1,118
Reinsurance Solutions	671	345	257	153	1,426	742	380	279	162	1,563	788
Retirement Solutions	385	388	492	489	1,754	424	431	501	509	1,865	420
Health Solutions	428	281	277	526	1,512	451	309	278	558	1,596	486
Data & Analytic Services	273	281	287	299	1,140	294	277	263	271	1,105	336
Elimination	—	(4)	(5)	(1)	(10)	(5)	(2)	(1)	(3)	(11)	(5)
Total revenue	$2,746	$2,332	$2,223	$2,684	$9,985	$3,090	$2,561	$2,349	$2,770	$10,770	$3,143
Expenses
Compensation and benefits	1,548	1,471	1,420	1,568	6,007	1,616	1,494	1,392	1,601	6,103	1,584
Information technology	88	98	109	124	419	115	123	125	121	484	117
Premises	84	86	89	89	348	93	96	94	87	370	87
Depreciation of fixed assets	54	54	40	39	187	39	47	40	50	176	40
Amortization of intangible assets	43	460	101	100	704	110	282	100	101	593	97
Other general expenses	307	330	307	328	1,272	318	535	336	311	1,500	346
Total operating expenses	2,124	2,499	2,066	2,248	8,937	2,291	2,577	2,087	2,271	9,226	2,271
Operating income	622	(167)	157	436	1,048	799	(16)	262	499	1,544	872
Amortization of intangible assets	43	460	101	100	704	110	282	100	101	593	97
Restructuring	144	155	102	96	497	74	195	97	119	485	91
Legacy Litigation	—	—	—	—	—	—	103	(25)	(3)	75	—
Regulatory and compliance matters	—	34	8	(14)	28	—	—	—	—	—	—
Operating income - as adjusted	809	482	368	618	2,277	983	564	434	716	2,697	1,060
Operating margin from continuing operations - as adjusted	29.5%	20.7%	16.6%	23.0%	22.8%	31.8%	22.0%	18.5%	25.8%	25.0%	33.7%
Interest income	2	8	10	7	27	4	1	—	—	5	2
Interest expense	(70)	(71)	(70)	(71)	(282)	(70)	(69)	(69)	(70)	(278)	(72)
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	8	9	9	16	42	9	9	9	11	38	4
Other income (expense) - other - as adjusted (4)	(10)	(5)	(5)	(19)	(39)	(17)	4	1	(14)	(26)	(4)
Total Other income (expense) - as adjusted (3)(4)	(2)	4	4	(3)	3	(8)	13	10	(3)	12	—
Income before income taxes from continuing operations - as adjusted	739	423	312	551	2,025	909	509	375	643	2,436	990
Income taxes	98	68	54	81	301	150	75	48	106	379	167
Income from continuing operations - as adjusted	641	355	258	470	1,724	759	434	327	537	2,057	823
Less: Net income attributable to noncontrolling interests	14	9	7	7	37	16	10	6	8	40	17
Net income attributable to Aon shareholders from continuing operations - as adjusted	$627	$346	$251	$463	$1,687	$743	$424	$321	$529	$2,017	$806
Diluted earnings per share from continuing operations - as adjusted	$2.35	$1.31	$0.98	$1.82	$6.47	$2.97	$1.71	$1.31	$2.16	$8.16	$3.31
Weighted average ordinary shares outstanding - diluted	267.0	264.3	257.3	254.5	260.7	250.2	247.4	245.6	245.0	247.0	243.7

Notes

(1)	Certain noteworthy items impacting operating income in 2017, 2018, and 2019, are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical period presented above have been adjusted retrospectively to reflect Aon’s adoption of new revenue recognition standard in the first quarter of 2018. For a complete reconciliation of prior period reported balances to the pro forma adjusted balances above, please refer to our press release issued on February 2, 2018.

(3)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017. Pension settlement charges were $7 million, $16 million, $9 million, and $5 million, respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018, and $37 million for the twelve months ended December 31, 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlements, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of U.S. Tax Reform recorded pursuant to SAB 118. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

(6)
The non-GAAP effective tax rates reported were 16.5%, 14.7%, 12.8%, and 16.5% respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018 and 15.6% for the twelve months ended December 31, 2018. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of certain assets and liabilities previously classified as held for sale, as well as the tax adjustments to finalize the 2017 accounting for the impact of US Tax Reform recorded pursuant to SAB 118.

(7)
The non-GAAP effective tax rate reported was 16.9% for the three months ended March 31, 2019. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses and accelerated tradename amortization, which are adjusted at the related jurisdictional rate.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	March 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$600	$656
Short-term investments	134	172
Receivables, net	3,242	2,760
Fiduciary assets (1)	11,412	10,166
Other current assets	531	618
Total current assets	15,919	14,372
Goodwill	8,219	8,171
Intangible assets, net	1,077	1,149
Fixed assets, net	606	588
Operating lease right-of-use assets	993	—
Deferred tax assets	588	561
Prepaid pension	1,224	1,133
Other non-current assets	509	448
Total assets	$29,135	$26,422

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,479	$1,943
Short-term debt and current portion of long-term debt	426	251
Fiduciary liabilities	11,412	10,166
Other current liabilities	1,220	936
Total current liabilities	14,537	13,296
Long-term debt	5,990	5,993
Non-current operating lease liabilities	978	—
Deferred tax liabilities	205	181
Pension, other postretirement, and postemployment liabilities	1,590	1,636
Other non-current liabilities	973	1,097
Total liabilities	24,273	22,203

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	5,958	5,965
Retained earnings	2,555	2,093
Accumulated other comprehensive loss	(3,740)	(3,909)
Total Aon shareholders' equity	4,775	4,151
Noncontrolling interests	87	68
Total equity	4,862	4,219
Total liabilities and equity	$29,135	$26,422

(1)	Includes cash and short-term investments of $4,464 million and $3,866 million for the periods ended March 31, 2019 and December 31, 2018, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(millions)	March 31, 2019	March 31, 2018
Cash flows from operating activities
Net income	$676	$610
Less: Income from discontinued operations, net of income taxes	—	6
Adjustments to reconcile net income to cash provided by operating activities:
Loss from sales of businesses, net	(4)	1
Depreciation of fixed assets	40	39
Amortization and impairment of intangible assets	97	110
Share-based compensation expense	89	77
Deferred income taxes	(25)	26
Change in assets and liabilities:
Fiduciary receivables	(609)	(605)
Short-term investments — funds held on behalf of clients	(541)	(195)
Fiduciary liabilities	1,150	800
Receivables, net	(458)	(269)
Accounts payable and accrued liabilities	(454)	(439)
Restructuring reserves	(25)	(24)
Current income taxes	118	30
Pension, other postretirement and postemployment liabilities	(54)	(53)
Other assets and liabilities	74	38
Cash provided by operating activities	74	140

Cash flows from investing activities
Proceeds from investments	12	17
Payments for investments	(14)	(11)
Net sales of short-term investments — non-fiduciary	41	415
Acquisition of businesses, net of cash acquired	(15)	(29)
Sale of businesses, net of cash sold	6	(1)
Capital expenditures	(57)	(45)
Cash provided (used for) by investing activities	(27)	346

Cash flows from financing activities
Share repurchase	(100)	(569)
Issuance of shares for employee benefit plans	(98)	(109)
Issuance of debt	871	808
Repayment of debt	(694)	(704)
Cash dividends to shareholders	(96)	(89)
Noncontrolling interests and other financing activities	(23)	—
Cash used for financing activities	(140)	(663)

Effect of exchange rates on cash and cash equivalents	37	18
Net decrease in cash and cash equivalents	(56)	(159)
Cash and cash equivalents at beginning of period	656	756
Cash and cash equivalents at end of period	$600	$597

Aon plc
Restructuring Plan (Unaudited) (1)

	Three Months Ended March 31, 2019	Inception to Date	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$24	$438	$12	$450
Technology rationalization	11	91	39	130
Lease consolidation	9	45	20	65
Asset impairments	—	39	11	50
Other costs associated with restructuring and separation (3)	47	460	70	530
Total restructuring and related expenses	$91	1,073	$152	$1,225

(1)
In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” IT rationalization is included in “Information technology,” lease consolidations are included in “Premises,” asset impairments are included in “Depreciation of fixed assets,” and other costs associated with restructuring are included in “Other general expenses” depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into this plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between expense categories may be revised in future periods as these assumptions are updated.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs and consulting and legal fees. These costs are generally recognized when incurred.